10F-3 REPORT
Date Purchased:	February 28, 2012

Name of Issuer/Issue:
TRANS-CANADA PIPE BD 0.875% 03/02/2015

Amount of Purchase:	$650,000

Size of Underwriting:	$500,000,000

% of Issue:		0.13%

Price/Spread:		99.629%/0.45%
      Fund Net Assets:
Beginning of Period	$69,404,826
End of Period		$68,613,694
Check the following which applies to each
transaction reported above (and discuss any exceptions):
(a)	Fund purchase was made prior to the end of the
        first day on which any sale was made (or fourth
        day before termination,if a rights offering).	YES

(b)	Purchase price does not exceed the price paid by
        each othern purchaser of securities in that particular
        or any concurrent offering (Do not check, in the case of an Eligible Foreign Offering,for any rights to purchase required by law to be granted to existing security
        holders of the issuer).	YES
(c)	Underwriting was a firm commitment.	YES
(d)	Securities were rated BAA/BBB or above (or, if the issuer
	of the municipal security has less than three years
        existence, A or above).	YES

(e)	Amount purchased (by all Adviser managed trusts combined) is
            not more than 25% of principal amount of offering.	YES
(f)	Purchase was not made from the Adviser or Sub-Advisor or
            Matrix Capital Group (Distributor) or their affiliates.
          YES
(g) Purchase was not part of group sale, or otherwise allocated to the account of either the Adviser or Distributor. YES

No report need be filed if there were no transactions subject to Rule 10f-3.
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